Exhibit 97.1

Compensation Clawback Policy
Adopted October 18, 2023

Purpose

The Compensation Committee (the “Committee”) of the Board of Directors of Broadway Financial Corporation (the “Corporation”) believes that it is in the best interest of City First Bank, N.A. (the “Bank”) to reinforce the Corporation’s “total compensation” philosophy by adopting this Compensation Clawback policy (the “Policy”) for the adjustment or recovery of incentive-based compensation awards to executive officers and other covered employees if the relevant performance measure upon which the award is based is restated or otherwise adjusted in a manner that would reduce the size of an award or payment.  In this regard, the Committee recommended, and the Board adopted, compensation recovery guidelines as set forth in this Policy. Any references to the Corporation in this Policy include the Bank.

Applicability and Effective Date

This Policy is effective October 2, 2023, and is applicable to all Incentive-Based Compensation Received (as defined below) by Executive Officers and Covered Employees (as defined below) after the effective date of this Policy, and as required under Nasdaq listing standard 5608 adopted by The Nasdaq Stock Market to implement Rule 10D-1 under the Securities Exchange Act of 1934, as amended (collectively, “Rule 10D-1”). Questions regarding this Policy should be directed to the Corporation’s Chief Human Resources Officer.

Definitions

For purposes of this Policy, the following definitions will apply:

“Covered Employee” means any recipient of the Incentive Compensation Plan (ICP) from the Corporation or a subsidiary who is not an Executive Officer.

“Excess Compensation” means any amount of Incentive-Based Compensation Received by an Executive Officer or Covered Employee during the Clawback Period (as defined below) that exceeds the amount that otherwise would have been Received had it been determined based on the accounting restatement.

“Executive Officer” means an individual who is an “executive officer” of the Corporation, as defined under Rule 10D-1.

“Incentive-Based Compensation” means any incentive compensation (whether in the form of cash or equity) granted, earned, or vested, the amount of which was calculated based wholly or in part on the attainment of any financial reporting measure(s) based on accounting principles using the Corporation’s financial statements, stock price and/or total shareholder return, that was Received by a person (i) on or after October 2, 2023 and after the person began serving as a Covered Employee or Executive Officer, as applicable, and (ii) who served as a Covered Employee or Executive Officer, as applicable, at any time during the performance period for the Incentive-Based Compensation.

Incentive-Based Compensation is deemed to be “Received” in the fiscal period during which the relevant financial reporting measure, stock price and/or total shareholder return measure is attained, regardless of when the compensation is actually paid or awarded.

Clawback Period

The Committee will recover Excess Compensation received during the three completed fiscal years preceding the date on which the Board determines an accounting restatement described in this Policy is required, all as determined pursuant to Rule 10D-1, and any transition period of less than nine months that is within or immediately following such three fiscal years (the “Clawback Period”).

Accounting Restatement

In the event the Corporation is required to prepare an accounting restatement of the Corporation’s financial statements due to material non-compliance with any financial reporting requirement under the federal securities laws (including any such correction that is material to the previously issued financial statements, or that would result in a material misstatement if the error were corrected in the current period or left uncorrected in the current period), the Corporation will recover on a reasonably prompt basis any Excess Compensation in accordance with this Policy.

Retrospective changes to financial statements not considered a material error under this Policy requiring a clawback would include, but are not limited to: (i) application of a change in accounting principle; (ii) revisions to reportable segment information due to a change in internal organization; (iii) reclassification due to a discontinued operation; (iv) application of a change in reporting entity, such as from a reorganization of entities under common control; (v) adjustments to provisional amounts in connection with a prior business combination; and (vi) revisions for stock splits.

Repayment

The Committee will determine, approve and recover Excess Compensation from (1) any person serving as an Executive Officer (current or former) at any time during the performance period of the Incentive-Based Compensation, regardless of whether the Executive Officer engaged in misconduct or was otherwise directly or indirectly responsible, in whole or in part, for the accounting restatement and (2) any Covered Employee who the Committee determines was directly responsible for the accounting restatement.

If the Committee cannot determine the Excess Compensation from the information in the accounting restatement, then it will make its determination based on a reasonable estimate of the effect of the accounting restatement. The Committee’s determination will be final and binding. All amounts subject to recovery will be calculated on a pre-tax basis. Any recoupment of compensation will be in addition to any other remedies that may be available under applicable law, including termination of employment.

The Corporation will make all reasonable attempts to recover any amounts due under this Policy by way of direct payment from the Executive Officer or Covered Employee, recovery over time, the reduction of future pay and/or deferred awards, and/or any other method which will provide for recovery within a reasonable manner and without undue delay.  The Committee may, however, determine that repayment is not required if and to the extent that the Committee determines that such recovery is impracticable, subject to and in accordance with any applicable exceptions under The Nasdaq Stock Market listing rules, and not required under Rule 10D-1, including if the Committee determines that the direct expense paid to a third party to assist in enforcing this Policy would exceed the amount of the Excess Compensation after making a reasonable attempt to recover such amounts.

The Corporation shall not indemnify any Executive Officer or Covered Employee against (i) any liability or loss (including without limitation the loss of any Incentive-Based Compensation pursuant to this Policy, including, any payment or reimbursement for the cost of third-party insurance purchased by any Executive Officer or Covered Employee to fund potential recovery obligations under this Policy, any judgments, fines, taxes, penalties or amounts paid in settlement by or on behalf of any Executive Officer or Covered Employee) incurred by such Executive Officer or Covered Employee in connection with or as a result of any action taken by the Corporation to enforce this Policy (a “Clawback Proceeding”), or (ii) any indemnification or advancement of expenses (including attorneys’ fees) incurred by such Executive Officer or Covered Employee in connection with any such Clawback Proceeding.

Administration

This Policy will be enforced, and appropriate proxy disclosures and exhibit filings will be made in accordance with the Securities and Exchange Commission (“SEC”)’s clawback rules and applicable exchange listing standards.  The Committee shall be responsible for monitoring the application of this Policy, and has the sole authority to construe, interpret and implement this Policy and make any determinations necessary or advisable in administering this Policy. The Board may modify, supplement, rescind or replace all or any portion of this Policy at any time upon the recommendation of the Committee.

In the event of any conflict or inconsistency between this Policy and any other policies, plans, or other materials of the Corporation, this Policy shall govern.  However, to the extent another policy, plan or agreement calls for adjustment or recovery of any Incentive-Based Compensation, including an ICP award, when this Policy would not require such adjustment or recovery, this Policy will not interfere with application of such other policy, plan, or agreement.

This Policy will be deemed to be automatically updated to incorporate any requirement of law or SEC or exchange listing standard, rule, or regulation applicable to the Corporation.

Exhibit A

BROADWAY FINANCIAL CORPORATION

COMPENSATION CLAWBACK POLICY

ACKNOWLEDGEMENT FORM

By signing below, the undersigned acknowledges and confirms that the undersigned has received and reviewed a copy of the Broadway Financial Corporation Compensation Clawback Policy (as may be amended, restated, supplemented, or otherwise modified from time to time, and together with any plan, program, or agreement providing for the repayment of compensation, the “Policy”).  In the event of any inconsistency between the Policy and the terms of any offer letter to which I am a party, or the terms of any compensation plan, program, or agreement under which any compensation has been granted, awarded, earned, or paid, the terms of the Policy shall govern. Any capitalized term used in this Acknowledgement Form and not defined shall have the meaning given to such term in the Policy.

By signing this Acknowledgement Form, the undersigned acknowledges and agrees that the undersigned is and will continue to be subject to the Policy and that the Policy will apply both during and after the undersigned’s employment with the Corporation. Further, by signing below, the undersigned (1) acknowledges and agrees that the undersigned will not be entitled to indemnification for any liability, loss or expenses or to any advancement of expenses  (including attorneys’ fees) incurred as a result of any action by or on behalf of the Corporation pursuant to the Policy, (2) knowingly and intentionally waives and agrees not to assert any claim for indemnification or advancement of expenses against the Corporation or any subsidiary of the Corporation to which the undersigned is now or may become entitled notwithstanding any other agreement or provision therefor, and (3) agrees to abide by the terms and conditions of the Policy, including, without limitation, by returning any Incentive-Based Compensation to the Corporation to the extent required by, and in a manner consistent with, the Policy.

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